Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share of Flotek Industries, Inc., and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this April 2, 2020.

April 2, 2020

NEWTYN MANAGEMENT, LLC

By:	/s/ Eugene Dozortsev
Name:	Eugene Dozortsev
Title:	Authorized Signatory

Newtyn Partners, LP

By:	Newtyn Management, LLC Investment Manager

By:	/s/ Eugene Dozortsev
Name:	Eugene Dozortsev
Title:	Authorized Signatory